Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 related to the Action 2026 Shareholding Plan of Sanofi, of our reports dated February 17, 2026 relating to the financial statements as of and for the year ended December 31, 2025 and December 31, 2024 and the effectiveness of internal control over financial reporting as of December 31, 2025 and our report dated February 23, 2024 except for the effects of the classification as discontinued operations of Opella described in Note D.1.1.1 relating to the financial statements as of December 31, 2023 and for the year ended December 31, 2023, as to which the date is February 13, 2025, which appear in Sanofi’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers Audit

Neuilly-sur-Seine, France

February 17, 2026